Exhibit 16.1

November 2, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Lee Enterprises, Incorporated (the Company) and, under the date of December 11, 2020, we reported on the consolidated balance sheets of Lee Enterprises, Incorporated as of September 27, 2020 and September 29, 2019, the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the 52-week period ended September 27, 2020, the 52- week period ended September 29, 2019, and the 53-week period ended September 30, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of September 27, 2020. On October 29, 2021, we were notified that the Company engaged BDO USA LLP (BDO) as its principal accountant for the fiscal year ending September 25, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the 52-week period ended September 26, 2021, and the effectiveness of internal control over financial reporting as of September 26, 2021, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 29, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with Lee Enterprises, Incorporated’s statements regarding the proposal and evaluation process, or that BDO was not consulted regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or that any report or advice was provided to the Company by BDO which the Company concluded was an important factor in reaching a decision as to any accounting, auditing, or financial reporting issue, or that BDO were not consulted regarding any matter that was a subject of disagreement under Item 304(a)(1)(iv) or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions.

Very truly yours,

/s/ KPMG LLP